Exhibit 99.1
Dana Holding Corporation Sharpens Focus of Leadership Roles
John Devine Appointed to Expanded Role of Chairman and CEO,
Gary Convis Named Vice Chairman; Both Changes Effective January 1, 2009
TOLEDO, Ohio — November 3, 2008 — Dana Holding Corporation (NYSE: DAN) today announced that its Board of Directors has appointed John Devine to the expanded role of chairman and CEO, and named Gary Convis vice chairman. The changes are effective January 1, 2009. The Board has also extended the contracts of both leaders, ensuring that the company’s top executives will continue to guide Dana through 2009.
In the combined role of chairman and CEO, Devine will continue to focus on strategic direction, business improvements, and leadership continuity. As vice chairman, Convis will develop customer partnerships and mentor operational excellence, an area in which he is renowned for his expertise.
“We are pleased to ensure that Dana will continue to benefit from the experience and continuity that John and Gary provide, particularly against the current backdrop of unprecedented industry turbulence,” said Steve Girsky, lead director of the company’s Board of Directors.
Since accepting the role of executive chairman in February 2008, Devine has led the company’s pursuit of improvements in four key areas: rebuilding the management team; jump-starting Dana’s operational capability; addressing strategic issues, including the evaluation of business options and growth opportunities; and focusing on earnings, cash flow, and a strong balance sheet, especially amid the economic downturn.
Convis, who has served as CEO since April, retains executive oversight of the manufacturing-oriented programs he has rolled out across Dana’s global operations. These include the establishment of an Operational Excellence initiative aligning company resources and support infrastructure to create best-in-industry manufacturing operations, and the implementation of the Dana Operating System, a standard set of values, processes, tools, and metrics created to drive improvement in all Dana plants and processes.
“Gary’s efforts as a leader and mentor have contributed to a new mindset and a more disciplined approach within Dana,” Devine said. “He has recruited a talented leadership team with proven experience and set the foundation for significant productivity gains and improved customer quality. His new role will enable him to have a more singular focus on building on the accomplishments and momentum already achieved in our operations.
“Gary also will serve as Dana’s advocate to all of our key customers to demonstrate our commitment to building quality products,” he added.

About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce more than 70 million vehicles annually. Based in Toledo, Ohio, the company’s operations employ approximately 32,000 people in 26 countries and reported 2007 sales of $8.7 billion. For more information, please visit: www.dana.com.
Media Contact
Chuck Hartlage: (419) 535-4728
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